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                 SECURITIES AND EXCHANGE COMMISSION

                       Washington D.C. 20549



                             FORM 8-K

                          CURRENT REPORT

                Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934




Date of Report                                     January 20, 1998
(Date of earliest event reported)





                   KIMBALL INTERNATIONAL, INC.
      (Exact name of registrant as specified in its charter)





                          INDIANA
      (State or other jurisdiction of incorporation)

        0-3279                            35-0514506
(Commission File Number)     (IRS Employee Identification Number)

   1600 Royal Street, Jasper, Indiana               47549-1001
(Address of principal executive offices)            (Zip Code)


Registrants telephone number, including area code: (812) 482-1600


                         Not Applicable
(Former name or former address, if changed since last report)



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ITEM 5.  Other Events

The Registrant issued the following press release on January 20, 1998.

KIMBALL INTERNATIONAL REPORTS SECOND QUARTER SALES AND EARNINGS

     JASPER, Ind. (January 20, 1998) -- Kimball International, Inc. (NASDAQ National Market: KBALB), today reported net sales of $264.5 million for the second quarter of fiscal 1998, an all time high and a four percent increase over sales of $253.8 million in the second quarter of fiscal 1997, which was the previous record. Earnings for the three months ending December 31, 1997 were $15.5 million, or $.38 per Class B share, a six percent increase over net income of $14.6 million ($.35 per Class B share) for the three months ending December 31, 1996. Current year second quarter earnings included a $1.0 million or $.02 per share gain from the sale of real estate. Earnings per share amounts reflect the 2-for-1 stock split in the second quarter of fiscal 1998.
     "Our second quarter record revenue performance is reflective of the underlying market strength in each of our core businesses. However, operating earnings faltered due primarily to higher promotional expenses and increased investments positioning the Company for future growth," said President James C. Thyen.
     Fiscal year-to-date revenues grew by two percent to $510.4 million, while net income increased one percent to $28.5 million when compared to the prior year.
     In the Company's largest segment, Furniture and Cabinets, second quarter sales increased three percent to $164.4 million, compared to the prior year, while year-to-date revenues increased two percent to $318.9 million. During the second quarter, office furniture revenues set a record, with all major product lines posting increases over the prior year. Residential and contract furniture sales also rose quarter over quarter.
     These positive trends in office, residential and contract furniture were tempered by lower sales volumes in hospitality furniture as well as television cabinets. Although the Company is still taking advantage of the continued new construction and renovation cycle in the lodging industry, project "win rates" vary from quarter to quarter. Television cabinet sales remained lower due largely to a major customer's start-up of a newly relocated facility.
     Segment income declined during the quarter ended December 31, 1997 and year-to-date due to competitive pricing pressures and increased promotional expenses as well as implementation costs associated with a changeover in order management information systems. As this implementation occurs, two information systems must be supported, thus escalating costs for a period of time.
     In the Electronic Contract Assemblies segment, second quarter revenues increased by ten percent to a record $87.2 million when compared to the prior year. This gain was attributable to stronger demand for both automotive and computer products. Higher sales volumes, coupled with favorable product sales mix changes, contributed to an increase in income for this same period. Year-to-date sales increased three percent to $164.5 million, while earnings decreased slightly as a result of the carryover from the somewhat sluggish first quarter.
     Sales in the Processed Wood Products and Other segment, the Company's smallest, decreased thirteen percent to $12.9 million for the second quarter and seven percent to $27.1 million year-to-date compared to the prior year periods. Higher sales of laminates, metal parts and carbide tools were more than offset by lower sales of dimension and plastic components. Segment income rose for the second quarter and year-to-date, partially reflecting lower process reengineering expenses in the Company's distribution services from last fiscal year.




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     The Company's balance sheet is strong and provides the Company the flexibility to update and install next generation information systems and state-of -the-art production equipment as well as pursue prudent business growth opportunities.
     "Results for the past six months, especially earnings, have been under our expectations," said Chairman and CEO Douglas A. Habig. "Significant investments have been made in acquiring and implementing information technology; advanced production equipment and more efficient manufacturing flows; and growth-focused promotional expenses as we position our Company for the future. These investments resulted in a disappointing bottom line, and have had a neutralizing effect on the positive accomplishments otherwise posted."
     "The slower than anticipated pay-back on these investments, especially in our Furniture and Cabinets segment, lower than expected sales volumes of computer and other products in our Electronics segment, and ongoing customer production schedule changes in our contract cabinet group have caused us to lower our internal forecasts for fiscal year 1998," stated Habig. "Sales growth of approximately seven percent, still driving us through the billion dollar level, is now anticipated. Earnings per share are expected in the $1.35 to $1.45 range. Although not pleased with the margin deterioration, we view the long-term investments mentioned above as reinforcements and expansions to our business plan foundations that are critical to achieving our longer-term, more aggressive growth and economic profit targets, and ultimately...improved Share Owner return."
     Kimball is a diversified manufacturer of consumer durable goods, including office, residential, hospitality and healthcare furniture, sold under the Company's family of brand names. Kimball is also a major supplier of electronic assemblies on an original equipment manufacturer (OEM) basis. It makes other OEM products such as TV cabinets and stands, audio speaker systems, home furniture and pool tables and produces plywood, dimension stock and other lumber products.
     More information about Kimball International is available on its web site on the Internet. The address is www.kimball.com.
     Statements in this release, especially the sales and earnings forecasts, are forward-looking. Therefore, please refer to the cautionary statement contained in the Company's April 10, 1997 8-K filing.

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                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Kimball International, Inc.



                                  By: Robert F. Schneider
                                      ROBERT F. SCHNEIDER
                                      Executive Vice President,
                                      Chief Financial Officer,
                                      Assistant Treasurer

Date: January 20, 1998